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                                                        Exhibit (11)(a)

                      CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the use in the Statement of Additional Information constituting part of this Post-Effective Amendment No. 1 to the registration statement on Form N-1A (the "Registration Statement") of our report dated June 23, 1997, relating to the financial statements and financial highlights of the Investment Services Education Association Trust, which appears in such Statement of Additional Information, and to the incorporation by reference of our report into the Prospectus which constitutes part of this Registration Statement. We also consent to the references to us under the heading "Independent Auditor" in such Statement of Additional Information.


/s/Price Waterhouse LLP
Price Waterhouse LLP

201 North Service Road
Melville, New York 11747
March 29, 1998